EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Peoples Neighborhood Bank, incorporated under the laws of the Commonwealth of Pennsylvania, as a state-chartered commercial banking institution.

Peoples Financial Capital Corporation, incorporated under the laws of the State of Delaware.

Peoples Advisors, LLC, incorporated under the laws of the Commonwealth of Pennsylvania.  A subsidiary of Peoples Neighborhood Bank.

Peoples Financial Leasing, LLC, incorporated under the laws of the Commonwealth of Pennsylvania.  A subsidiary of Peoples Neighborhood Bank.

Peoples Investment Holdings, LLC, incorporated under the laws of the State of Delaware.  A subsidiary of Peoples Neighborhood Bank.